Exhibit 99.1

BOQI International Medical Announces Shareholder Approval of Issuance of Securities

New York, July 27, 2020 -- BOQI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”) announced that at the Company’s Annual Meeting of Shareholders held on July 24, 2020, its shareholders overwhelmingly voted to approve, in accordance with Nasdaq Marketplace Rule 5635(d), the issuance of shares of the Company’s common stock upon (i) conversion of $4.45 million of senior secured convertible notes sold to two institutional investors (the “Institutional Investors”) on June 2, 2020; (ii) conversion of up to $2.10 million of additional senior secured convertible notes that may be sold to the Institutional Investors; (iii) exercise of up to 1,300,000 warrants issued to the Institutional Investors; and (iv) exercise of warrants to initially purchase 171,845 shares of the Company’s common stock, subject to increase under certain circumstances, to the placement agent for the private placement of the above securities to the Institutional Investors.

About BOQI International Medical Inc.

BOQI International Medical Inc. (formerly known as NF Energy Saving Corporation) (NASDAQ: BIMI) was founded in 2006. In February 2019, the Board of Directors of the company was reorganized following efforts led by Mr. Yongquan Bi, the company’s new Chairman, with a renewed focus on the health industry. The company is now transforming from a provider of integrated energy conservation solutions to a healthcare products provider. BOQI International Medical Inc. offers a broad range of healthcare products and related services.

Safe Harbor Statement

The statements contained herein that are not historical facts are considered “forward-looking statements.” Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, statements regarding the efficacy of investment in research and development are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the effect of political, economic, and market conditions and geopolitical events; the impact of COVID-19; legislative and regulatory changes that affect our business; the availability of funds and working capital; the actions and initiatives of current and potential competitors; investor sentiment; and our reputation. We do not undertake any responsibility to publicly release any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this report. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by any forward-looking statements. The factors discussed herein are expressed from time to time in our filings with the Securities and Exchange Commission available at http://www.sec.gov.

IR Contact:

Dragon Gate Investment Partners LLC

Tel: +1(646)-801-2803

Email: BIMI@dgipl.com